UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 17, 2008

ALBANY INTERNATIONAL CORP.

(Exact name of registrant as specified in its charter)

Delaware	1-10026	14-0462060

(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1373 Broadway, Albany, New York 12204
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code (518) 445-2200

None

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any the following provisions:

|_|	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
|_|	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
|_|	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
|_|	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 1.01 Entry into a Material Definitive Agreement

The Compensation Committee of the Registrant's Board of Directors had previously approved the following target 2008 cash bonuses for the following executive officers pursuant to the Registrant's Annual Bonus Program:

Officer	2008 Target Bonus
Joseph G. Morone	$896,250
Michael C. Nahl	220,924
Daniel A. Halftermeyer	194,597
David B. Madden	188,320
Michael J. Joyce	189,889
Ralph M. Polumbo	130,521

As previously reported, the Committee determined that cash bonuses for the Registrant's top management, including the above-named officers, for 2008 would be based on one or more of: consolidated operating income, adjusted corridor or segment operating income, corridor or segment net sales of other functional metrics and individual performance criteria. A cash bonus equal to the target amount will generally be paid if the Committee determines that appropriate performance levels in each of these areas has been achieved. Lesser bonuses may be paid if such performance is not achieved and larger bonuses if performance exceeds such levels. The Committee further determined, however, that it would reserve the right to exercise its discretion, after the close of the 2008 fiscal year, as in prior years, to determine to what extent cash bonuses had been earned, and reserved the right to take individual performance factors (including, for example, the possible adverse impact during the year of cost-reduction, plant closings or downsizings and other restructuring-related activities in specific divisions, regions or business lines) into account, and to employ both objective and subjective criteria in determining the final bonuses.

On December 17, 2008, the Committee determined that 50% of any bonus determined by the Committee to be payable pursuant to the criteria set forth above, will be paid in shares of the Company’s Class A Common Stock. The remaining 50%, if paid (as determined by the Committee in its sole discretion), will be paid in cash.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALBANY INTERNATIONAL CORP.

By:	/s/ Michael C. Nahl
Name: Michael C. Nahl Title: Executive Vice President and Chief Financial Officer (Principal Financial Officer)

Date: December 19, 2008